Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement on Form S-4 and related proxy statement/prospectus of Marathon Oil Corporation and to the inclusion therein of our reports dated April 26, 2005, with respect to the balance sheets of ATB Holdings Inc. and New EXM Inc. as of March 31, 2005 and March 31, 2004 and to the incorporation by reference therein of our report dated November 3, 2004, with respect to the consolidated financial statements and schedule of Ashland Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Cincinnati, Ohio

May 16, 2005